Exhibit 99.1

N E W S    R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO

H. Andrew DeFerrari, Senior Vice President and CFO

(561) 627-7171

Palm Beach Gardens, Florida June 7, 2010

DYCOM INDUSTRIES, INC. CLOSES NEW $225 MILLION

FIVE-YEAR REVOLVING CREDIT FACILITY

Palm Beach Gardens, Florida, June 7, 2010 – Dycom Industries, Inc. (NYSE: DY) announced that it has completed a new five-year $225 million revolving credit facility that matures in June 2015.  The new revolving credit facility replaces the Company’s previous three-year $210 million revolving credit facility, which was scheduled to mature in September 2011.

The new facility includes an accordion feature that allows the Company to increase the aggregate amount available to up to $300 million with additional commitments from lenders.  Amounts borrowed under the facility will accrue interest at a rate based on LIBOR plus a margin that ranges from 2.0% to 2.75% or at a Base Rate plus a margin that ranges from 1.0% to 1.75%, in either instance based on the Company’s leverage.  The facility is secured by the equity interests of certain of the Company’s subsidiaries, including its material domestic subsidiaries.  There were no borrowings outstanding under the existing facility at the time of signing and letters of credit outstanding were transferred to the new facility.

Bank of America, N.A. is the Administrative Agent, for the facility.  Banc of America Securities, LLC and Wells Fargo Securities, LLC acted as Joint Lead Arrangers.

Dycom is a leading provider of specialty contracting services throughout the United States.  These services include engineering, construction, maintenance and installation services to telecommunications providers, underground facility locating services to various utilities including telecommunications providers, and other construction and maintenance services to electric and gas utilities and others.